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Exhibit 5.1

January 8, 2021

TC Energy Corporation
450 - 1 Street S.W.
Calgary, Alberta
T2P 5H1

Dear Sirs/Mesdames:

Re:
TC Energy Corporation
Issuance of Common Shares

        I am the Vice-President, Law and Corporate Secretary of TC Energy Corporation, a corporation governed by the Canada Business Corporations Act (the "Corporation"), and have acted as counsel to the Corporation in connection with the Registration Statement on Form F-4 (the "Registration Statement"), which includes the proxy statement of TC PipeLines, LP (the "Partnership") filed with the U.S. Securities and Exchange Commission (the "SEC") under the U.S. Securities Act of 1933, as amended (the "Act"), and the rules and regulations thereunder, relating to the proposed issuance of common shares of the Corporation (the "Shares") in connection with the proposed merger (the "Merger") contemplated by the agreement and plan of merger dated as of December 14, 2020 (the "Merger Agreement") among the Partnership, TC PipeLines GP, Inc, the Corporation, TransCan Northern Ltd., TransCanada PipeLine USA Ltd., and TCP Merger Sub, LLC ("Merger Sub"). Pursuant to the Merger Agreement, Merger Sub will merge with and into the Partnership, with the Partnership continuing as the surviving entity and as an indirect wholly-owned subsidiary of the Corporation. As a result of the Merger, the Partnership's issued and outstanding publicly held common units will be automatically cancelled in exchange for the right to receive .70 of a Share, all as more fully described in the Registration Statement. This opinion is being delivered in connection with the Registration Statement, in which this opinion appears as an exhibit.

Scope of Review

        In rendering this opinion, I, working together with members of the Corporation's legal department, have examined such documents and records as I have deemed necessary for the purposes of this opinion, including the Registration Statement and the Merger Agreement, which has been filed with the SEC as an exhibit to the Registration Statement, and have considered such questions of law as I have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity to the original documents of all documents submitted to me as copies, certified or otherwise.

        The opinions herein expressed are restricted to the laws of the Province of Alberta and the laws of Canada applicable therein in effect as of the date hereof.

Opinion

        Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, I am of the opinion that when the Shares shall have been issued in accordance with the terms of the Merger Agreement, the Shares will be duly authorized, validly issued, fully paid and non-assessable.

        I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name under the captions "Legal Matters" in the proxy statement/prospectus forming a part of the Registration Statement. In giving the foregoing consent, I do not admit that I am included in the category of persons whose consent is required under Section 7 of the Act.

Yours very truly,

/s/ Christine R. Johnson

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  Exhibit 5.1